[Keryx Logo]

                                                                            NEWS
--------------------------------------------------------------------------------


                                                           For Immediate Release


KERYX CONTACT:
Ron Bentsur
Vice President - Finance & Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965
E-mail: ron@keryx.com
        -------------

    Keryx Biopharmaceuticals, Inc. Announces Fourth Quarter and Year End 2004
                               Financial Results

  Keryx to Hold Investor Conference Call Tomorrow, Tuesday, March 8th, 2005 at
                                   8:30AM EST

New York, New York (March 7, 2005) -- Keryx Biopharmaceuticals, Inc. (NASDAQ:
KERX), a biopharmaceutical company focused on the acquisition, development and commercialization of novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer, today announced its financial results for the fourth quarter and year ended December 31, 2004.

At December 31, 2004, the Company had cash, cash equivalents, interest receivable and investment securities of $49.9 million, compared to $51.4 million at September 30, 2004, and $31.4 million at December 31, 2003. The year-over-year increase of $18.5 million is attributable primarily to approximately $31.7 million of net proceeds raised through the private placement of common stock to institutional investors completed in February 2004 and approximately $5.0 million in proceeds from the exercise of options and warrants during 2004. This increase was partially offset by the payment of approximately $7.6 million of assumed liabilities following the acquisition of ACCESS Oncology, Inc.

The net loss for the fourth quarter ended December 31, 2004 was $4,608,000, or $0.15 per share, compared to a net loss of $2,255,000, or $0.10 per share, for the comparable quarter in 2003, representing an increase in net loss of $2,353,000. This increase in net loss was primarily attributable to a $2,320,000 increase in research and development expenses related primarily to the clinical development of KRX-101 and KRX-0401.

The net loss for the year ended December 31, 2004 was $32,943,000, or $1.10 per share, compared to the net loss of $9,108,000, or $0.43 per share, for the year ended December 31, 2003. The increase in net loss was primarily attributable to a non-cash acquired in-process research and development expense of $18,800,000 related to the acquisition of ACCESS Oncology, Inc. incurred in the first quarter of 2004, an increase of $3,990,000 and $2,853,000 related to the clinical development of KRX-101 and our oncology drug portfolio (primarily KRX-0401), respectively, and an increase of $1,798,000 related to non-cash compensation expense due to changes in the fair value of certain options and the issuance of certain options accounted for using the fair value method. The increase was partially offset by the absence of $3,043,000 of non-cash impairment and accelerated depreciation expenses associated with the 2003 restructuring program, which was reflected in the $9,108,000 net loss for 2003.

Commenting on the year, Michael S. Weiss, the Company's Chairman and CEO, said, "We made significant strides in 2004 and demonstrated our continued commitment to the timely achievement of corporate milestones. During the year, we completed patient enrollment into the Phase II portion of the Phase II/III clinical program for KRX-101, our lead drug candidate. In early 2005, based on an interim analysis of clinical data, which reviewed both the safety and efficacy of KRX-101, we received a recommendation from the Collaborative Study Group that the drug proceed into the pivotal Phase III portion of the Phase II/III clinical program, as planned."

Mr. Weiss added, "In 2004, we also launched our corporate-sponsored clinical program for KRX-0401 (perifosine), our lead oncology compound. We currently have five single agent and combination trials up and running from that program, and we plan to further expand this program in 2005." Mr. Weiss added, "I am very pleased by the progress we made in 2004 and we look forward to continuing the successful execution in 2005 of our business plan. We are committed to generating sustainable shareholder value through the clinical advancement of our drug candidates and our in-licensing and acquisition program."

Commenting on the financial results for the year, Mr. Weiss said, "Our cash spend during the year was on target with our guidance and well below industry averages. We've accomplished this by focusing our resources where we believe we can generate tangible shareholder value, moving our two lead compounds forward in the clinic."

Keryx will host an investor conference call to discuss these results tomorrow, Tuesday, March 8, 2005 at 8:30 am EST. In order to participate in the conference call, please call 1-800-862-9098 (U.S.), 1-785-424-1051 (outside the U.S.), call-in ID: KERYX. The audio recording of the conference call will be available for replay at www.keryx.com, for a period of 15 days after the call.
              -------------

ABOUT KERYX BIOPHARMACEUTICALS, INC.
------------------------------------
Keryx Biopharmaceuticals, Inc. (NASDAQ: KERX) is focused on the acquisition, development and commercialization of novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer. Keryx is developing KRX-101 (sulodexide), a novel first-in-class oral heparinoid compound for the treatment of diabetic nephropathy, which is in a Phase II/III clinical program. Additionally, Keryx is developing clinical-stage oncology compounds, including KRX-0401, a novel, first-in-class, oral AKT inhibitor in Phase II clinical development. Keryx also has an active in-licensing and acquisition program designed to identify and acquire clinical-stage drug candidates. Keryx Biopharmaceuticals is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release and made by our management on the conference call, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully and cost-effectively complete clinical trials for our drug candidates, including KRX-101 and KRX-0401; the risk that the data (both safety and efficacy) from the complete Phase II/III study for KRX-101 will not coincide with the data from this interim look discussed in this press release and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.


                                      (Tables to Follow)

                         Keryx Biopharmaceuticals, Inc.
                      Selected Consolidated Financial Data
           (Thousands of US Dollars, Except Share and Per Share Data)

Statements of Operations Information:

                                                           Three Months Ended December 31,              Year Ended December 31,
                                                           -------------------------------         ---------------------------------
                                                               2004              2003                 2004                  2003
                                                               ----              ----                 ----                  ----
                                                                      (unaudited)                  (unaudited)           (audited)
                                                                      -----------                  -----------           ---------
SERVICE REVENUE                                            $        167        $       --          $        809        $       --

OPERATING EXPENSES:
Cost of services                                                    216                --                   835                --

Research and development:
     Non-cash compensation                                          118                  29                 413                (486)
     Non-cash acquired in-process
       research and development                                    --                  --                18,800                --
     Other research and development                               3,492               1,261               9,805               5,996
                                                           ------------------------------------------------------------------------
       Total research and development                             3,610               1,290              29,018               5,510
                                                           ------------------------------------------------------------------------

General and administrative:
     Non-cash compensation                                          120                 119               1,087                 188
     Other general and administrative                             1,147               1,052               3,581               3,684
                                                           ------------------------------------------------------------------------
      Total general and administrative                            1,267               1,171               4,668               3,872
                                                           ------------------------------------------------------------------------

TOTAL OPERATING EXPENSES                                          5,093               2,461              34,521               9,382
                                                           ------------------------------------------------------------------------

OPERATING LOSS                                                   (4,926)             (2,461)            (33,712)             (9,382)

OTHER INCOME (EXPENSE):
     Interest and other income, net                                 318                  63                 770                 247
     Income taxes                                                  --                   143                  (1)                 27
                                                           ------------------------------------------------------------------------

NET LOSS                                                   $     (4,608)       $     (2,255)       $    (32,943)       $     (9,108)
                                                           ========================================================================

NET LOSS PER COMMON SHARE
     Basic and diluted                                     $      (0.15)       $      (0.10)       $      (1.10)       $      (0.43)
                                                           ========================================================================

SHARES USED IN COMPUTING NET LOSS PER
COMMON SHARE
Basic and diluted                                            31,156,771          23,574,086          30,053,647          21,367,088
                                                           ========================================================================



Balance Sheet Information:

                                          December 31, 2004    December 31, 2003
                                                (unaudited)            (audited)
                                          -----------------    -----------------
Cash, cash equivalents, interest
  receivable and investment
  securities                                      $ 49,878             $ 31,414
Total assets                                        50,862               32,223
Accumulated deficit                                (87,553)             (54,610)
Stockholders' equity                                42,804               31,226